Exhibit 10.1

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made as of this March 25, 2010 (“Effective Date”) by and between the UNIVERSITY OF MISSISSIPPI, an educational institution with a principal address at University, Mississippi 38677 (“UM”) and Chromadex, Inc, a corporation organized and existing under the laws of California with a principal address 10005 Muirland Bvld Suite G, Irvine, California 92618 (“CHROMADEX”)

RECITALS

WHEREAS, UM and the United States Department of Agriculture, Agricultural Research Service (“USDA”) have developed inventions and desire to commercialize such inventions related to Pterostilbene.

WHEREAS, UM has executed two license agreements with the USDA with effective dates of August 8, 2006 and December 1, 2008 in which USDA has granted UM an exclusive worldwide license to any and all USDA rights in the Patent Rights with the right to grant sublicenses to qualified commercial partners subject to the provisions of this license agreements and to the prior submission to and approval by USDA of the proposed sublicense, which approval shall not be unreasonably withheld.

WHEREAS, CHROMADEX wishes to acquire certain rights and licenses with respect to the Patent Rights in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Unless otherwise provided in this Agreement, the following terms when used with initial capital letters shall have the meanings set forth below:

"Affiliate" means, when used with reference to CHROMADEX, any Person directly or indirectly controlling, controlled by or under common control with CHROMADEX.

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"Bankruptcy Event" means the person in question becomes insolvent, or voluntary or involuntary proceedings by or against such person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person, or proceedings are instituted by or against such person for corporate dissolution of such person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person makes an assignment for the benefit of creditors, or substantially all of the assets of such person are seized or attached and not released within sixty (60) days thereafter.

"Calendar Quarter" means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

"Confidential Information" means all technical information, developments, discoveries, methods, techniques, formulae, processes and other information relating to Pterostilbene that UM or CHROMADEX owns or controls on the date hereof or owns or controls during the term of this Agreement, including by way of illustration and not limitation, designs, data, drawings, documents, models, business practices, financial data and other similar information.

"Effective Date" shall have the meaning set forth on page 1 of this Agreement.

“Federal Government Interest” means the rights of the United States Government and agencies thereof under Public Laws 96_517, 97_256 and 98_620, codified at 35 U.S.C.§§ 200-212, and any regulations issued there under, as such statute or regulations may be amended from time to time hereafter.

"Field" means the use of Pterostilbene in pharmaceutical products, as well as dietary supplement, food, beverage, and cosmetic products with structure:function claims, related to cardiovascular health, glucose levels, and cognitive function.

"Net Sales Price" means the gross amount charged by CHROMADEX for a Licensed Product less the items specifically listed in Schedule C. If a Licensed Product is sold for consideration other than solely cash, the fair market value of such other consideration shall be included in the Net Sales Price. If a Licensed Product is sold in a package or kit containing another product or service which is not a Licensed Product, the Net Sales Price for purposes of calculating the royalty under Article 3 hereof shall be calculated by multiplying the Net Sales Price of the combination product or service by the fraction of A/A+B, where "A" is the Net Sales Price of the Licensed Product or Service when sold separately and "B" is the Net Sales Price of the other product or service or products or services when sold.

"Patent(s)" means the any patents or applications which claim the invention(s) summarized in Appendix A which relate to the compound known as Pterostilbene, including without limitation any United States Letters Patent, and all continuations, continuations-in-part, additions, divisions, renewals, extensions, reexaminations and reissues of any of the foregoing, all foreign counterparts of any of the foregoing, and any other patents which relate to the Pterostilbene owned or controlled by UM during the term of this Agreement.

“Patent Expenses” means all out-of-pocket fees, expenses, and charges related to the Patent Rights incurred by UM or USDA in connection with the preparation, filing, prosecution, issuance, re-issuance, re-examination, interference, and/or maintenance of applications for patent or equivalent protection for the Patent Rights.

"Person" means an individual, partnership, corporation, joint venture, unincorporated association, or other entity, or a government or department of agency thereof.

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"Licensed Products" means any article or portion thereof which is made, produced, sold or used in whole or in part, by or with the use of the licensed Patent Rights. Licensed Products include Pterostilbene sold to 3rd parties for use in dietary supplement products and used in dietary supplement products sold directly by CHROMADEX. Licensed Products does not include Pterostilbene sold by CHROMADEX as an analytical reference standard.

“Sunk Patent Expenses” means Patent Expenses incurred by USDA prior to the Effective Date of the Agreement.

"Valid Claim" means a claim of an unexpired issued Patent that has not been withdrawn, canceled or disclaimed or held invalid by a court or governmental authority of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2

GRANT OF LICENSE

2.1	Grant of License. Subject to the terms and conditions contained in this Agreement, UM hereby grants to CHROMADEX an exclusive, non-transferrable (except otherwise allowed in this Agreement), worldwide, royalty-bearing right and license to use and practice the Patent Rights to make, have made, use, and sell Licensed Products in the Field. Notwithstanding the foregoing, UM expressly reserves a non-transferable royalty-free right to use the Patent Rights in the Field itself, including use by its faculty, staff and researchers, for educational and research purposes only.

2.2	Right to Sub-license. CHROMADEX shall not have the right to sub-license to any third party, in whole or in part, its rights under this Agreement without the written permission of UM, such permission to will not be unreasonably withheld. In the event CHROMADEX wishes to sub-license the Patent Rights, UM and CHROMADEX will initiate good faith negotiations to determine equitable licensing terms and conditions.

2.3	No Rights by Implication. No rights or licenses with respect to the Patent Rights are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

ARTICLE 3

LICENSING FEES AND EQUITY

3.1	Upfront and Milestone Payments. In consideration of the license granted hereunder, CHROMADEX shall pay UM the following non-refundable payments:

Either (a) [*] within [*] day of the Effective Date, or (b) [*] within [*] days of the Effective Date of the Agreement and [*] within [*] days of the Effective Date of the Agreement.

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3.2	Royalties. In further consideration of the rights and licenses granted hereunder, CHROMADEX shall pay UM a royalty of [*] of Net Sales of all Licensed Products. CHROMADEX agrees to pay UM at least the following minimum royalties during the term of this Agreement:

Calendar Year 1: [*]

                Year 2: [*]

                Year 3 and beyond. The minimum shall increase [*] per year over the Year 2 amount to a maximum of [*] per year.

3.3	Payments. Royalties and other amounts payable under this Agreement shall be paid within [*] days following the last day of the Calendar Quarter in which royalties and other amounts accrue. The last such payment shall be made within [*] days after termination of this Agreement. Payments shall be deemed paid as of the day on which they are received by UM.

3.4	Reports. CHROMADEX shall deliver to UM within [*] days after the end of each Calendar Quarter following commercial sale of a Licensed Product a report setting forth in reasonable detail the calculation of the royalties and other amounts payable to UM for such Calendar Quarter pursuant to this Article 4, including, without limitation, the Licensed Products sold in each country during such Calendar Quarter, and the Net Sales Price. An example of a royalty report is provided in Appendix C.

3.5	Currency, Place of Payment, Interest.

(a)	All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to UM under this Agreement shall be made in United States dollars (or other legal currency of the United States), as directed by UM, by check payable to “The University of Mississippi” or by wire transfer to an account as UM may designate from time to time.

(b)	If CHROMADEX receives revenues from sales of Licensed Products in a currency other than United States dollars, royalties shall be converted into United States dollars at the applicable conversion rate for the foreign currency as published in the “Exchange Rates” table in the eastern edition of The Wall Street Journal as of the last date of the applicable Calendar Quarter.

(c)	Amounts that are not paid when due shall accrue interest from the due date until paid, at an annual rate equal to the “Prime Rate” plus [*] as published in the “Money Rates” table in the eastern edition of The Wall Street Journal as of the due date.

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3.6	Records. CHROMADEX will maintain complete and accurate books and records that enable the royalties payable hereunder to be verified. The records for each Calendar Quarter shall be maintained for two years after the submission of each report under Article 3.5 hereof. Upon reasonable prior notice to CHROMADEX, UM and its accountants shall have access to the books and records of CHROMADEX to conduct a review or audit thereof. Such access shall be available during normal business hours. Upon reasonable prior notice to CHROMADEX, UM and its accountants shall have access to the books and records of CHROMADEX to conduct a review or audit thereof no more than [*] per year. Such access shall be available during normal business hours. In the event such audit reveals any error in the computation of Net Sales which results in an underpayment of royalties in excess of [*] of the amount owed during the applicable period, then CHROMADEX shall promptly reimburse UM for all reasonable expenses and costs incurred in the conduct of such review or audit.

3.7.	CHROMADEX will pay UM the Sunk Patent Expense detailed in Appendix A within [*] days of the Effective Date of this Agreement. CHROMADEX will reimburse UM for future Patent Expenses incurred during the term of this Agreement within [*] days of receipt of an invoice from UM.

ARTICLE 4

CERTAIN OBLIGATIONS OF CHROMADEX

4.1	CHROMADEX Efforts; Reporting. CHROMADEX shall use its reasonable efforts to develop for commercial use and to market a Licensed Product as soon as practicable, and to continue to market a Licensed Product as long as commercially viable, all as is consistent with sound and reasonable business practice.

4.2	Compliance with Laws. CHROMADEX shall use its best efforts to comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of Licensed Products. Without limiting the foregoing, CHROMADEX acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to specified countries. CHROMADEX will comply with all United States laws and regulations controlling the export of commodities and technical data.

4.3	Government Approvals. CHROMADEX will be responsible for obtaining, at its cost and expense, all governmental approvals required to commercially market Licensed Products.

4.4	Patent Notices. CHROMADEX shall mark or cause to be marked all Licensed Products made or sold in the United States with all applicable patent numbers for the Patents. If it is not practical for a Licensed Product to be so marked, then CHROMADEX shall mark or cause to be marked the package for each Licensed Product with all applicable patent numbers for the Patents.

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4.5	Bankruptcy or Equivalent. CHROMADEX will provide written notice to UM prior to the filing of a petition in bankruptcy or equivalent if CHROMADEX intends to file a voluntary petition, or, if known by CHROMADEX through statements or letters from a creditor or otherwise, if a Third Party intends to file an involuntary petition in bankruptcy against CHROMADEX. Notice will be given at least [*] days before the planned filing or, if such notice is not feasible, as soon as CHROMADEX is aware of the planned filing where any such notice is allowable under bankruptcy laws. CHROMADEX's failure to perform this obligation is deemed to be a material pre-petition incurable breach under this Agreement not subject to the [*] notice requirement of Article 9.2, and UM is deemed to have terminated this Agreement [*] days prior to the filing of the bankruptcy unless such notice is not allowable under bankruptcy laws.

ARTICLE 5

REPRESENTATIONS

5.1	Representations of UM. UM represents to CHROMADEX as follows:

(a)	this Agreement, when executed and delivered by UM, will be the legal, valid and binding obligation of UM, enforceable against UM in accordance with its terms;

(b)	UM, and to UM’s knowledge, USDA has not granted rights in the Patent Rights to any Person other than CHROMADEX;

(c)	UM has not received any written notice that the Patent Rights infringe the proprietary rights of any third party;

(d)	the inventions claimed in the Patents to the knowledge of UM and USDA have not been publicly used, offered for sale, or disclosed in a printed publication by employees of UM or USDA more than one year prior to the filing of the U.S. application for the Patents.

5.2	Representations and Warranties of CHROMADEX. CHROMADEX represents and warrants to UM as follows:

(a)	CHROMADEX is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority to execute, deliver and perform this Agreement;

(b)	This Agreement, when executed and delivered by CHROMADEX, will be the legal, valid and binding obligation of CHROMADEX, enforceable against CHROMADEX in accordance with its terms;

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(c)	CHROMADEX understands and acknowledges that pursuant to the Bayh-Dole Act, Licensed Products must be manufactured substantially in the United States, and CHROMADEX will comply with applicable provisions of the Bayh-Dole Act;

(d)	the execution, delivery and performance of this Agreement by CHROMADEX does not conflict with, or constitute a breach or default under,

(i)	the charter documents of CHROMADEX,

(ii)	any law, order, judgment or governmental rule or regulation applicable to CHROMADEX, or

(iii)	any provision of any agreement, contract, commitment or instrument to which CHROMADEX is a party; and the execution, delivery and performance of this Agreement by CHROMADEX does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority.

ARTICLE 6

LIABILITY AND INDEMNIFICATION

6.1	No warranties; Limitation on Liability. EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, UM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) COMMERCIAL UTILITY; OR (II) MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (III) THAT THE USE OF THE PATENT RIGHTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. UM SHALL NOT BE LIABLE TO CHROMADEX, CHROMADEX’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF, OR ARISING FROM, THE USE OF INFORMATION IN CONNECTION WITH THE PATENT RIGHTS SUPPLIED HEREUNDER OR THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS OR ANY OTHER MATERIAL OR ITEM DERIVED THEREFROM.

6.2	Liability. UM is an agency of the State of Mississippi under the management and control of the Board of Trustees of the State Institutions of Higher Learning (IHL). As authorized by law, IHL maintains a program of self-insurance for purposes of workers’ compensation and general liability, pursuant to the Mississippi Tort Claims Act as set forth in Chapter 46, Title 11, Mississippi Code 1972, as amended. Accordingly, any liability of UM for any damages, losses, or costs arising out of or related to acts performed by UM or it employees under this Agreement is governed by the Tort Claims Act.

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6.3	CHROMADEX Indemnification. CHROMADEX will indemnify and hold harmless UM, its trustees, officers, agents and employees (collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties which results from or arises out of (individually, a “Liability” and collectively, the “Liabilities”):

(a)	breach by CHROMADEX of any covenant or agreement contained in this Agreement;

(b)	the development, use, manufacture, promotion, sale, distribution or other disposition of any Licensed Products by CHROMADEX, its Affiliates, assignees, vendors or other third parties, for personal injury, including death, or property damage arising from any of the foregoing. The indemnification obligation under Article 6.3 shall not apply to any contributory negligence or product liability of the Indemnified Party which may have occurred prior to the execution of this Agreement. CHROMADEX will indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

(i)	any product liability or other claim of any kind related to the use by a third party of a Licensed Product that was manufactured, sold, distributed or otherwise disposed by CHROMADEX, its Affiliates, assignees, vendors or other third parties;

(ii)	clinical trials or studies conducted by or on behalf of CHROMADEX relating to any Licensed Product and the Patent Rights, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study;

(iii)	CHROMADEX’s failure to comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of a Licensed Product.

6.4	Procedures. The Indemnified Party shall promptly notify CHROMADEX of any claim or action giving rise to a Liability subject to the provisions of Article 6.3. CHROMADEX shall have the right to defend any such claim or action, at its cost and expense. Indemnified Party must have the right to approve counsel through the Mississippi Attorney General to represent it, such approval will not be unreasonably withheld. In the event CHROMADEX or any of its parents, affiliates or subsidiaries is also named in a particular claim, CHROMADEX may choose the same attorneys who defend the Indemnified Parties to defend CHROMADEX unless there arises a conflict of interest between the CHROMADEX and one or more of the Indemnified Parties or among the Indemnified Parties. The indemnification rights of UM or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

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6.5	Product Liability Insurance. CHROMADEX shall maintain general liability and product liability insurance that is reasonable based upon industry standards, but not less than [*] per incident and [*] in the aggregate. The insurance amounts specified herein shall not be deemed a limitation on CHROMADEX’s indemnification liability under this Agreement. CHROMADEX shall provide UM with copies of such policies, upon request of UM. CHROMADEX shall notify UM at least [*] days prior to cancellation of any such coverage.

ARTICLE 7

PATENTS AND INFRINGEMENT

7.1	Prosecution of Patents.

(a)	Responsibilities for Patent Rights.

(i)	UM through USDA patent attorneys is responsible for preparing, filing, and prosecuting any patent applications, maintaining any issued patents, and prosecuting and maintaining any and all continuations, continuations-in-part, divisional, substitutions, reissues, or re-examinations (or the foreign equivalent of these) related to the Patent Rights. CHROMADEX will reimburse UM for patent expenses as detailed in Article 3.7.

(ii)	UM through USDA will prepare, file, and prosecute patent applications for the Patent Rights in the United States. UM through USDA will also prepare, file, and prosecute international applications for the Patent Rights under the Patent Cooperation Treaty.

(a)	Such international applications shall designate the European Patent Office as the International Searching Authority, and shall designate at a minimum the European States (defined as “EP” on the international application form of the Patent Cooperation Treaty), and additional countries specified by CHROMADEX.

(b)	CHROMADEX will specify in writing to UM the additional foreign countries in which patent applications are to be filed and prosecuted. UM when possible will notify CHROMADEX [*] days in advance of a national stage filing deadline for all Patent Rights, and CHROMADEX will specify such additional countries no later than [*] days before the national stage filing deadline for the pertinent patent application.

(iii)	UM through USDA is solely responsible for making decisions regarding the content of U.S. and foreign applications to be filed under Patent Rights and prosecution of the applications, continuations, continuations-in-part, divisional, substitutions, reissues, or re-examinations (or the foreign equivalent of these) related thereto. UM will not seek to narrow the scope of a pending application without obtaining CHROMADEX’s consent, which consent shall not be unreasonably withheld or delayed. UM shall use its good faith efforts to provide CHROMADEX with a copy of all materials to be filed with the U.S. Patent and Trademark Office and its foreign equivalents at least ten (10) business days prior to the planned filing and afford CHROMADEX the right to comment; provided, however, in the event such documents are not timely sent, no breach of contract shall be deemed to have occurred.

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(iv)	CHROMADEX will cooperate with UM in the filing, prosecution, and maintenance of any Patent Rights. UM will advise CHROMADEX promptly as to all material developments with respect to the applications. Copies of all papers received and filed in connection with prosecution of applications in all countries will be provided promptly after receipt or filing to CHROMADEX to enable it to advise UM concerning the applications.

(v)	No party shall be liable for any loss, as a whole or in part, of a patent term extension granted by the U.S. Patent and Trademark Office (or its foreign equivalents) on a patent issuing under the Patent Rights, even if such loss results from acts or omissions of the prosecuting party or its personnel.

(vi)	Each party agrees to promptly forward all written communications from the other party regarding prosecution of Patent Rights to its patent counsel as appropriate, with a written confirmation to the other party that the communications have been forwarded.

7.2	Infringement by Third Party. In the event that CHROMADEX, UM OR USDA become aware of suspected infringement of the Patent Rights, they shall promptly notify the other parties of such suspected infringement. CHROMADEX, UM OR USDA directly or together, may bring suit to abate infringement of the Patent Rights, or communicate with a potential infringer, with prior approval from the other parties. In the event that one party intends to bring suit relating to suspected infringement, it shall promptly notify the other parties of its intention to sue so that the other parties may have the opportunity to approve and participate in and share costs and recoveries from said suit. If only one party brings suit and the other parties choose not to participate in said suit, the party that brings the suit shall be liable for all litigation costs and shall be entitled to retain all recoveries therefrom.

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ARTICLE 8

CONFIDENTIALITY AND PUBLICATIONS

8.1	Confidentiality. To the extent allowed by law, both parties shall maintain in confidence and shall not disclose to any third party the Confidential Information received pursuant to this Agreement, without the prior written consent of the disclosing party except that the Confidential Information may be disclosed by either party only to those third parties (x) who have a need to know the information in connection with the exercise by either party of its rights under this Agreement and who agreed in writing to keep the information confidential to the same extent as is required of the parties under this Article 8.1, or (y) to whom either party is legally obligated to disclose the information. The foregoing obligation shall not apply to information which:

(a)	is, at the time of disclosure, publicly known or available to the public, provided that Information will not be deemed to be within the public domain merely because individual parts of such Information are found separately within the public domain, but only if all the material features comprising such Information are found in combination in the public domain;

(b)	is known to recipient at the time of disclosure of such Confidential Information provided that recipient promptly notifies disclosing party in writing of this prior knowledge within thirty (30) days of receipt;

(c)	is hereafter furnished to recipient by a third party, as a matter of right and without restriction on disclosure, provided that recipient promptly notifies disclosing party in writing of this third party disclosure after receipt thereof;

(d)	is made public by disclosing party;

(e)	is disclosed with the written approval of either party;

(f)	is the subject of a legally binding court order compelling disclosure, or is otherwise subject to any law or regulation or regulatory body compelling disclosure, provided that recipient must give disclosing party reasonable advance notice of such required disclosure, and recipient must cooperate with disclosing party in attempting to prevent or limit such disclosure.

8.2	Publications. Should UM desire to disclose publicly, in writing or by oral presentation, Confidential Information related to the Patent Rights, UM shall notify CHROMADEX in writing of its intention at least [*] days before such disclosure. UM shall include with such notice a description of the oral presentation or, in the case of a manuscript or other proposed written disclosure, a current draft of such written disclosure. CHROMADEX may request UM, no later than [*] days following the receipt of UM’s notice, to file a patent application, copyright or other filing related to such Invention. All such filings shall be subject to the provisions of Article 9.1 of this Agreement. Upon receipt of such request, UM shall arrange for a delay in publication, to permit filing of a patent or other application by the CHROMADEX. Should CHROMADEX reasonably determine that more than [*] days is required in order to file any such patent information (including additional time required to perform additional research required for adequate patent disclosure), or, if CHROMADEX reasonably determines that such Confidential Information cannot be adequately protected through patenting and such Confidential Information has commercial value as a trade secret, then publication or disclosure shall be postponed until the parties can mutually agree upon a reasonable way to proceed.

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8.3	Use of Name. Neither CHROMADEX nor UM shall directly or indirectly use the other party’s name, including the use of USDA’s name by CHROMADEX, or the name of any trustee, officer or employee thereof, without that party’s prior written consent, or disclose the terms of this Agreement to third parties except that UM or CHROMADEX may disclose this Agreement to an Affiliate and may disclose an accurate description of the terms of this Agreement to the extent required under federal or state securities, tax, grant administration, or other disclosure laws. UM shall take steps to preserve the confidentiality of such information to the extent allowed by law.

ARTICLE 9

TERM AND TERMINATION

9.1	Term. This Agreement and the licenses granted herein shall commence on the Effective Date and shall continue, subject to earlier termination under Articles 9.2 or 9.3 hereof, until the expiration of the last to expire of the Patents.

9.2	Termination by UM. Upon the occurrence of any of the events set forth below (“Events of Default”), UM shall have the right to terminate this Agreement by giving written notice of termination, such termination effective with the giving of such notice:

(a)	nonpayment of any amount payable to UM that is continuing [*] calendar days after UM gives CHROMADEX written notice of such nonpayment;

(b)	any breach by CHROMADEX of any covenant (other than a payment breach referred to in clause (a) above or a Commercialization Plan breach referred to in Article 9.3 below) or any representation or warranty contained in this Agreement that is continuing [*] calendar days after UM gives CHROMADEX written notice of such breach;

(c)	CHROMADEX fails to comply with the terms of the license granted under Article 2 hereof and such noncompliance is continuing [*] calendar days after UM gives CHROMADEX notice of such noncompliance;

(d)	CHROMADEX becomes subject to a Bankruptcy Event;

(e)	the dissolution or cessation of operations by CHROMADEX;

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(f)	If after the first commercial sale of a Licensed Product and during the term of this Agreement, CHROMADEX fails to make reasonable efforts to commercialize at least [*] Licensed Product or fails to keep at least [*] Licensed Product on the market after the first commercial sale for a continuous period of [*] where such noncompliance is continuing [*] calendar days after UM gives CHROMADEX written notice of such noncompliance.

9.3	Commercialization Plan. CHROMADEX has provided UM with a Commercialization Plan acceptable to UM. Such Commercialization Plan is contained in Appendix B and is incorporated herein by reference. UM shall be entitled to terminate this Agreement if CHROMADEX fails to meet the pre-established development milestones contained in the Commercialization Plan. The milestones may be changed as agreed upon in advance in writing by both parties. UM shall give written notice of its decision to terminate this Agreement specifying a failure of the Commercialization Plan milestones. Unless CHROMADEX has remedied such failure or both parties have agreed, in writing, to a revised milestone schedule within [*] days after receipt of such notice, this Agreement will be deemed to terminate as of the expiration of such [*] day period.

9.4	Termination by CHROMADEX. CHROMADEX shall have the right to terminate this Agreement, at any time and with or without cause, upon [*] days’ written notice to UM.

9.5	Rights and Duties Upon Termination. Within [*] days after termination of this Agreement, each party shall return to the other party any Confidential Information of the other party. In the event of an early termination of this Agreement, CHROMADEX shall have the right to use or sell all the Licensed Product(s) on hand or in the process of manufacturing at the time of such early termination, provided that CHROMADEX shall be obligated to pay to UM a royalty on such sales as set forth in this Agreement if, at that time there remains in existence any of Licensor’s Patent Rights covering the transfer of such Licensed Product(s) and a royalty or other payment is payable pursuant to the terms of this Agreement.

9.6	Provisions Surviving Termination. CHROMADEX’s obligation to pay any royalties accrued but unpaid prior to termination of this Agreement shall survive such termination. In addition, all provisions required to interpret the rights and obligations of the parties arising prior to the termination date shall survive expiration or termination of this Agreement.

ARTICLE 10

OTHER TERMS AND CONDITIONS

10.1	Assignment. This Agreement and the rights and benefits conferred upon CHROMADEX hereunder may not be transferred or assigned by CHROMADEX to any party without the prior written consent of UM, such permission will not be unreasonably withheld, except for:

(a)	an assignment in connection with a merger, sale or reorganization of CHROMADEX, or the sale or transfer of all or substantially all of CHROMADEX’s assets which relate to the manufacture of a Licensed Product or use of the Patent Rights provided that CHROMADEX demonstrates to UM’s reasonable satisfaction that the buyer or transferee is at least as financially stable as CHROMADEX and following the sale or transfer would be as capable of performing its obligations under this Agreement as CHROMADEX would be; or

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(b)	an assignment of a security interest in this Agreement as a part of a security interest in all or substantially all of the CHROMADEX’s assets which relate to the Patent Rights or a Licensed Product. Any prohibited assignment of this Agreement on the rights hereunder shall be null and void. No assignment shall relieve CHROMADEX of responsibility for the performance of any accrued obligations which it has prior to such assignment. This Agreement shall inure to the benefit of permitted assigns of CHROMADEX.

For the avoidance of doubt, the parties agree that any assignment of this Agreement made in accordance with this Article 10.1 in which UM has given written consent shall relieve the assignor of all obligations under this Agreement, whether fixed, accrued, contingent or otherwise, whereupon the effect shall be the same as if this Agreement had been executed by the assignee in the first instant and the assignor had never been a party hereto.

10.2	No Waiver. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

10.3	Independent Contractor. Nothing herein shall be deemed to establish a relationship of principal and agent between UM and CHROMADEX, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting UM and CHROMADEX as partners, or as creating any other form of legal association or arrangement which could impose liability upon one party for the act or failure to act of the other party. No employees or staff of UM shall be entitled to any benefits applicable to employees of CHROMADEX. Neither party shall be bound by the acts or conduct of the other party.

10.4	Notices. Any notice under this Agreement shall be sufficiently given if sent in writing by prepaid, first class, certified or registered mail, return receipt requested, addressed as follows:

if to UM, to:

University of Mississippi

Thad Cochran Research Center

University, MS 38677

Attention: Dr. Walter G. Chambliss

Director of Technology Management

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if to CHROMADEX, to:

ChromaDex Inc,

Chief Financial Officer

10005 Muirlands Bvld

Suite G

Irvine, CA 92618

or to such other addresses as may be designated from time to time by notice given in accordance with the terms of this Article 10.4.

10.5	Entire Agreement. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be modified or varied except by a written document signed by duly authorized representatives of both parties.

10.6	Severability. In the event that any provision of this Agreement shall be held to be unenforceable, invalid or in contravention of applicable law, such provision shall be of no effect, the remaining portions of this Agreement shall continue in full force and effect, and the parties shall negotiate in good faith to replace such provision with a provision which effects to the extent possible the original intent of such provision.

10.7	Force Majure. In the event that either party’s performance of its obligations under this Agreement shall be prevented by any cause beyond its reasonable control, including without limitation acts of God, acts of government, shortage of material, accident, fire, delay or other disaster, provided that the effected party shall have used its reasonable best efforts to avoid or remove the cause of such nonperformance and to minimize the duration and negative affect of such nonperformance, then such effected party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. The affected party shall continue performance under this Agreement using its best efforts as soon as such cause is removed.

10.8	Headings. Any headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

10.9	No Third Party Benefits. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

10.10	Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Mississippi, excluding such state’s rules relating to conflicts of laws, and its form, execution, validity, construction and effect shall be determined in accordance with such internal laws.

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10.11	Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

10.12	Resolution of Disputes. If the parties are unable to reach agreement by negotiating in good faith about any matter under this Agreement, the parties agree to resolve the dispute themselves, and if failing to do so, they agree to seek resolution of the dispute through mediation.

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IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the date first above written.

UNIVERSITY OF MISSISSIPPI

/s/ Alice M. Clark	3/25/10

Dr. Alice M. Clark	Date

Vice Chancellor for Research and Sponsored Programs

Acknowledged by:

/s/ Allyson M. Best	3/25/10

Allyson M. Best	Date

Assistant Director, Technology Management

CHROMADEX , INC.

/s/ Thomas C. Varvaro	3/25/10

Thomas C. Varvaro	Date

Chief Financial Officer